Exhibit 10.24

FIRST amendment to employment agreement

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”), dated as of March 5, 2026, between EyePoint, Inc. (the “Company”), and Ramiro Ribeiro, M.D., Ph.D. (“Employee”).

W I T N E S S E T H

WHEREAS, the Company and Employee have previously entered into that certain Amended and Restated Employment Agreement, effective as of March 1, 2024 (the “Employment Agreement”);

WHEREAS, the Company and Employee desire to enter into this Amendment to modify certain provisions of the Employment Agreement regarding default treatment in connection with Section 280G of the Internal Revenue Code.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1.
Definitions. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Employment Agreement.

2.
280G. A new Section 17 of the Employment Agreement is hereby inserted as follows.

17. Section 280G. Notwithstanding any other provision of this Agreement or of any other agreement, contract, or understanding heretofore or hereafter entered into by the Employee and the Company, except an agreement, contract, or understanding hereafter entered into that expressly modifies or excludes application of this Section 17 (the “Other Agreements”), and notwithstanding any formal or informal plan or other arrangement heretofore or hereafter adopted by the Company for the direct or indirect compensation of the Employee (including groups or classes of participants or beneficiaries of which the Employee is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Employee (a “Benefit Arrangement”), if the Employee is a “disqualified individual,” as defined in Section 280G(c) of the of the Internal Revenue Code of 1986, as amended (the “Code”), any right to receive any payment or other benefit under this Agreement shall not become exercisable or vested (i) to the extent that such right to exercise, vesting, payment, or benefit, taking into account all other rights, payments, or benefits to or for the Employee under the Agreement, all Other Agreements, and all Benefit Arrangements, would cause any payment or benefit to the Employee under this Agreement to be considered a “parachute payment” within the meaning of Section 280G(b)(2) of the Code as then in effect (a “Parachute Payment”) and (ii) if, as a result of receiving a Parachute Payment, the aggregate after-tax amounts received by the Executive from the Company or any of its affiliates under this Agreement, all Other Agreements, and all Benefit Arrangements would be less than the maximum after-tax amount that could be received by the Executive without causing any such payment or benefit to be considered a Parachute Payment. In the event that the

Exhibit 10.24

receipt of any such right to exercise, vesting, payment, or benefit under this Agreement, in conjunction with all other rights, payments, or benefits to or for the Employee under the Agreement, any Other Agreement or any Benefit Arrangement would cause the Executive to be considered to have received a Parachute Payment under this Agreement that would have the effect of decreasing the after-tax amount received by the Employee as described in clause (ii) of the preceding sentence, then the Employee shall have the right, in the Employee’s sole discretion, to designate those rights, payments, or benefits under this Agreement, any Other Agreements, and any Benefit Arrangements that should be reduced or eliminated so as to avoid having the payment or benefit to the Employee under this Agreement be deemed to be a Parachute Payment; provided, however, that, to the extent any payment or benefit constitutes deferred compensation under Section 409A, in order to comply with Section 409A, the reduction or elimination will be performed in the following order: (A) reduction of cash payments; (B) reduction of COBRA benefits; (C) cancellation of acceleration of vesting on any equity awards for which the exercise price exceeds the then fair market value of the underlying equity; and (D) cancellation of acceleration of vesting of equity awards not covered under (C) above; provided, however that in the event that acceleration of vesting of equity awards is to be cancelled, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of such equity awards, that is, later granted equity awards shall be canceled before earlier granted equity awards.

3.
Continued Effectiveness of the Employment Agreement. The Employment Agreement is, and shall continue to be, in full force and effect, except as otherwise provided in this Amendment and except that all references to the Employment Agreement set forth in the Employment Agreement and any other agreements to which the parties hereto are parties that have been executed prior to the date hereof shall mean the Employment Agreement, as amended by this Amendment.

4.
Miscellaneous.

(a)
Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, without regard to its conflicts of law principles thereof.
(b)
Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.
(c)
Construction. This Amendment shall be construed without regard to any presumption or other rule requiring construction against the drafting party.

[Signature Page Follows]

Exhibit 10.24

IN WITNESS WHEREOF, the parties have executed this Amendment on the date first set forth above.

EYEPOINT, INC.

By_/s/_Jennifer Leonard____________

Name: Jennifer Leonard

Title: Chief People Officer & SVP IT

Date: March 5, 2026

__/s/_Ramiro_Ribeiro______________

Ramiro Ribeiro, M.D., Ph.D.

Date: March 5, 2026